UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 2, 2005

Reynolds American Inc.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

401 North Main Street,
Winston-Salem, NC 27102-2990
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 336-741-2000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CF 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Effective as of March 2, 2005, the Board of Directors of Reynolds American Inc., referred to as RAI, at its meeting held on February 2, 2005, granted certain awards under the Amended and Restated Reynolds American Inc. Long-Term Incentive Plan to approximately 950 employees of RAI and its operating subsidiaries. Each award was split evenly in value between performance units and performance shares. The material terms of each type of award are described below.

The performance units, each of which has an initial value of $1.00, will vest upon the conclusion of the three-year performance period ending December 31, 2007, referred to as the Performance Period, provided RAI pays to its shareholders a quarterly dividend of at least $.95 per share during the Performance Period. If RAI fails to pay the minimum dividend in any fiscal quarter during the Performance Period, then the performance units will be cancelled, unless RAI’s Board of Directors otherwise approves the non-cancellation of such units. Upon vesting, each grantee will receive a cash payment equal to the product of $1.00, the number of vested units and the average of the total weighted scores for each year of the Performance Period under RAI’s Annual Incentive Award Plan, referred to as the AIAP. Such payment will be made as soon as practicable after the end of the Performance Period. In the event of a grantee’s death, permanent disability, retirement or involuntary termination of employment without cause, any outstanding performance units will vest on a pro rata basis, with payment of such units to be made after the Performance Period but before March 15, 2008. Notwithstanding the foregoing, in the event of a change of control of RAI, any outstanding performance units will vest on a pro rata basis and will be paid as soon as practicable after the change of control but before March 15 after the year in which the change of control occurred. Upon vesting after a change of control, each grantee will receive a cash payment equal to the product of (1) the greater of (a) $1.00 and (b) $1.00 multiplied by the average of the total weighted AIAP scores for each year of the Performance Period completed prior to the change of control and (2) the number of vested units. In the event of a grantee’s voluntary termination of employment or termination of employment for cause, such grantee’s outstanding performance units will be cancelled, subject to the terms of any employment contract between RAI and the grantee.

The performance shares will vest on March 2, 2008, provided RAI pays to its shareholders a quarterly dividend of at least $.95 per share during the Performance Period. If RAI fails to pay the minimum dividend in any fiscal quarter during the Performance Period, then the performance shares will be cancelled, unless RAI’s Board otherwise approves the non-cancellation of the performance shares. Upon vesting of the performance shares, a grantee will be entitled to a cash payment equal to the product of the number of vested shares and the per share closing price of RAI’s common stock on the vesting date. Prior to the vesting of the performance shares, a grantee will receive dividends with respect to his or her outstanding unvested performance shares to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI’s common stock. In the event of a grantee’s death or permanent disability, or a change of control of RAI, any outstanding unvested performance shares will immediately vest. In the event of a grantee’s involuntary termination of employment without cause or retirement, any outstanding unvested performance shares will vest pro rata. Payment of performance shares will be made as soon as practicable after the vesting date. In the event of a grantee’s voluntary termination of employment or termination of employment for cause, such grantee’s outstanding performance shares will be cancelled.

The grantees of performance units and performance shares on March 2, 2005, included the following executive officers of RAI: Susan M. Ivey (2,000,000 performance units and 21,207 performance shares); Lynn J. Beasley (1,189,650 performance units and 12,614 performance shares); Charles A. Blixt (819,600 performance units and 8,690 performance shares); Dianne M. Neal (675,000 performance units and 7,157 performance shares); and Jeffrey A. Eckmann (675,000 performance units and 7,157 performance shares).

A copy of the form of performance unit agreement and performance share agreement are attached as Exhibits 10.1 and 10.2 to this Report, respectively.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Number	Exhibit
10.1	Performance Unit Agreement dated March 2, 2005, between Reynolds American Inc. and the grantee named therein.

10.2	Performance Share Agreement dated March 2, 2005, between Reynolds American Inc. and the grantee named therein.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REYNOLDS AMERICAN INC.
By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	Senior Vice President, Deputy General Counsel and Secretary

Date: March 4, 2005

INDEX TO EXHIBITS

Number	Exhibit
10.1	Performance Unit Agreement dated March 2, 2005, between Reynolds American Inc. and the grantee named therein.

10.2	Performance Share Agreement dated March 2, 2005, between Reynolds American Inc. and the grantee named therein.